EXHIBIT 99

BLACK HILLS CORPORATION ANNOUNCES AGREEMENT TO ACQUIRE
CHEYENNE LIGHT, FUEL & POWER

January 13, 2004—Rapid City, SD—Black Hills Corporation (NYSE:BKH) today announced a definitive agreement to acquire Cheyenne Light, Fuel & Power from Xcel Energy Inc. (NYSE:XEL), pending regulatory approval.

        Cheyenne Light, Fuel & Power is a utility serving residential, commercial and industrial energy consumers in Cheyenne, Wyoming. Currently, the utility has approximately 38,000 electric customers and 30,000 gas customers. Its peak electric load is 156 megawatts (MW), and power is provided under an all-requirements contract with Public Service Company of Colorado, which extends through 2007. Annual natural gas distribution and transportation is approximately 4.8 million million British thermal units (MMBtu). The purchase price is expected to approximate Xcel Energy’s book value.

        Daniel P. Landguth, Chairman and Chief Executive Officer of Black Hills Corporation, said, “The proposed acquisition of Cheyenne Light, Fuel & Power is an excellent expansion of our regulated utility operations. Adding significantly to our retail presence in Wyoming augments our diversified energy activities in the state. We currently mine coal in the Powder River Basin, and produce oil and natural gas. We also generate electric power at two Wyoming sites for wholesale customers in Wyoming, South Dakota, Montana, Nebraska and Colorado, and for utility customers in Wyoming, South Dakota and Montana.

        “We are committed to delivering reliable and value-priced energy to Wyoming consumers while providing reasonable returns for our investors,” said Landguth. “At the heart of our successful Company’s mission, our employees make the difference between good and excellent performance. We enthusiastically anticipate working with the great team serving the Cheyenne marketplace.”

        The acquisition of Cheyenne Light, Fuel & Power is subject to various state and federal regulatory approvals. The transaction is expected to be completed by the end of 2004.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diverse energy and communications company. Black Hills Energy, our wholesale energy unit, generates electricity, produces natural gas, oil and coal and markets energy; Black Hills Power is our electric utility serving 60,000 customers in western South Dakota, northeastern Wyoming and southeastern Montana; and Black Hills FiberCom, our broadband communications company providing service to more than 26,000 customers, offers bundled telephone, high speed Internet and cable entertainment services.

ABOUT XCEL ENERGY

Xcel Energy is a major U.S. electricity and natural gas company with operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.2 million electricity customers and 1.7 million natural gas customers, through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this release include “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. Black Hills Corporation makes these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Black Hills expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions, which Black Hills believes are reasonable based on current expectations and projections about future events and industry conditions and trends affecting Black Hills’ business. However, whether actual results and developments will conform to Black Hills’ expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including, among other things: (1) the timing and extent of changes in commodity prices for electricity, natural gas, oil and coal; (2) unanticipated developments in the western power markets, including unanticipated governmental intervention, deterioration in the financial condition of counterparties, default on amounts due from counterparties, adverse changes in current or future litigation, adverse changes in the tariffs of the California Independent System Operator, market disruption and adverse changes in energy and commodity supply, volume and pricing and interest rates; (3) prevailing governmental policies and regulatory actions with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power and other capital investments, and present or prospective wholesale and retail competition; (4) impact of environmental and safety laws; (5) weather conditions; (6) competition; (7) market demand, including structural market changes; (8) unanticipated changes in operating expenses or capital expenditures; (9) capital market conditions; (10) legal and administrative proceedings that influence Black Hills’ business and profitability; (11) the effects on Black Hills’ business of terrorist actions or responses to such actions; (12) the effects on Black Hills’ business resulting from the financial difficulties of Enron and other energy companies, including their effects on liquidity in the trading and power industry, and Black Hills’ ability to access the capital markets on the same favorable terms as in the past; (13) the effects on Black Hills’ business in connection with a lowering of Black Hills’ credit rating (or actions Black Hills may take in response to changing credit ratings criteria), including, increased collateral requirements to execute Black Hills’ business plan, demands for increased collateral by Black Hills’ current counter-parties, refusal by Black Hills’ current or potential counterparties or customers to enter into transactions with Black Hills and Black Hills’ inability to obtain credit or capital in amounts or on terms favorable to Black Hills; and (14) other factors discussed from time to time in Black Hills’ filings with the SEC. Black Hills Corporation assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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